Exhibit 99.1

FOR IMMEDIATE RELEASE

Peerless Mfg. Co. Reports Second Quarter Fiscal Year 2005 Results

Dallas, Texas – February 11, 2005 – Peerless Mfg. Co. (Nasdaq: PMFG), today reported its operating results for the second quarter of fiscal year 2005 ended December 31, 2004.

     The Company reported second quarter revenues from continuing operations of approximately $10.8 million, a decrease of approximately $5.6 million, or 34.1%, compared to revenues from continuing operations of approximately $16.4 million for the second quarter of fiscal 2004. The Company recorded a net loss from continuing operations of approximately $464,000, or ($.15) per diluted share for the quarter, compared to net earnings from continuing operations of approximately $609,000, or $.20 per diluted share for the comparable period last year. Loss from discontinued operations during the period was $33,000, or ($.01) per diluted share, compared to a loss of $142,000 or ($.05) per diluted share for the same period last year. Net loss for the period was approximately $497,000, or ($.16) per diluted share, compared to a net earnings of approximately $467,000, or $.15 per diluted share for the same period last year.

     The Company reported revenues of $22.1 million from continuing operations for the six months ended December 31, 2004, compared to revenues from continuing operations of approximately $33.2 million for the same period last year. The Company recorded a net loss from continuing operations of approximately $573,000 or ($.19) per diluted share for the period, compared to net earnings from continuing operations of approximately $1.35 million, or $.44 per diluted share for the comparable six-month period last year. Loss from discontinued operations during the period was $53,000, or ($.02) per diluted share, compared to a loss of $77,000 or ($.03) per diluted share for the same six-month period last year. Net loss for the period was approximately $626,000 or ($.21) per diluted share, compared to net earnings of approximately $1.27 million, or $.42 per diluted share for the same six-month period last year.

     Mr. Sherrill Stone, Chairman and Chief Executive Officer of the Company, stated, “The reduction in the current fiscal year’s revenue relates primarily to the completion in last year’s period of a major $15 million contract, which has not been replicated in the current period. The market conditions continue to be challenging for our Environmental Systems business unit with primary constraints on growth attributable to reduced new power plant construction and timing uncertainties surrounding compliance with environmental regulations. We have also been experiencing significant steel price increases in our Separation Filtration Systems business, which is impacting this business unit’s short-term profitability. However, there continues to be a number of nuclear power plant refurbishment projects, and as we mitigate the aforementioned steel price cost issue, this business’ fundamentals should return to more normal historical levels. Overall, the Company’s fundamentals remain strong, our balance sheet is strong, and we continue to expect an acceleration of revenues in the latter half of calendar year 2005 and 2006. We continue to be encouraged by the relative stability of our backlog ($34 million at December 31, 2004) and our gross margins.”

     Commenting on several recent major orders, Mr. Stone commented, “In the past sixty days, Peerless (and its subsidiary Peerless Europe Limited) has received contracts totaling over $6 million for new natural gas processing facilities and pipelines in the Middle East and Canada. We have also received contracts totaling in excess of $4 million for Environmental Systems at coal-fired power plants located in Minnesota and Massachusetts, and for a new gas turbine power plant under construction in Florida.”

About Peerless Mfg. Co.

     Peerless Mfg. Co. is engaged in the business of designing, engineering, manufacturing and selling highly specialized products used for the abatement of air pollution and products for the separation and filtration of contaminants from gases and liquids. The Company, headquartered in Dallas, Texas, markets its products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

     Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company include, but are not limited to: the growth rate of the Company’s revenue and market share, the consummation of new, and the non-termination of, existing contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Sherrill Stone, Chairman and Chief Executive Officer
Mr. Richard L. Travis, Vice President and Chief Financial Officer
Peerless Mfg. Co.
2819 Walnut Hill Lane
Dallas, Texas 75229
Phone: (214) 353-5590
Fax: (214) 351-4172
www.peerlessmfg.com

Peerless Mfg. Co.

Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Six months ended
Operating Results	December 31,		December 31,
	2004	2003	2004	2003
Continuing Operations
Revenues	$10,844	$16,429	$22,062	$33,236
Cost of goods sold	7,905	11,884	15,908	23,885

Gross profit	2,939	4,545	6,154	9,351
Operating expenses	3,645	3,724	7,126	7,379

Operating income (loss)	(706)	821	(972)	1,972
Other income	3	109	104	79
Income tax expense (benefit)	(239)	321	(295)	702

Net earnings (loss) from continuing operations	(464)	609	(573)	1,349

Loss from discontinued operations
(Including gain on disposal of $0 and $140 for the six months ended December 31,2004 and 2003, respectively), net of tax	(33)	(142)	(53)	(77)

Net earnings (loss)	$(497)	$467	$(626)	$1,272

Earnings (Loss) per Share
Basic – continuing operations	$(0.15)	$0.20	$(0.19)	$0.45
Basic – discontinued operations	(0.01)	(0.05)	(0.02)	(0.03)

	$(0.16)	$0.16	$(0.21)	$0.42

Diluted – continuing operations	$(0.15)	$0.20	$(0.19)	$0.44
Diluted – discontinued operations	(0.01)	(0.05)	(0.02)	(0.03)

	$(0.16)	$0.15	$(0.21)	$0.42

	(amounts may not total due to rounding)

Weighted Average Shares Outstanding
Basic	3,030	3,002	3,022	3,000
Diluted	3,030	3,047	3,022	3,042

	December 31,	June 30,
Condensed Balance Sheet Information	2004	2004
Current assets
Continuing operations	$34,690	$35,258
Discontinued operations	216	225

Total current assets	$34,906	$35,483

Total Assets
Continuing operations	$38,336	$39,241
Discontinued operations	225	234

Total assets	$38,561	$39,475

Current Liabilities
Continuing operations	$13,917	$14,496
Discontinued operations	257	306

Total current liabilities	$14,174	$14,802

Shareholders’ equity	$24,387	$24,673